Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 15, 2025, with respect to the consolidated financial statements of Oncotelic Therapeutics, Inc. and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2024 and 2023. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Encino, California

December 22, 2025